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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)


                               Gold Standard, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Shares, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    380724401
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [x]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No.   380724401
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Sun Valley Gold LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     678,808

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     678,808

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     678,808

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                   [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.5%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA

________________________________________________________________________________

CUSIP No.   380724401
            ---------------------


Item 1(a).  Name of Issuer:


            Gold Standard, Inc.
            ____________________________________________________________________

      (b).  Address of Issuer's Principal Executive Offices:

            712 Kearns Building, 136 South Main St., Salt Lake City, Utah 84101
            ____________________________________________________________________


Item 2(a).  Name of Person Filing:

            Sun Valley Gold LLC
            ____________________________________________________________________

      (b).  Address of Principal Business Office, or if None, Residence:

            620 Sun Valley Road, P.O. Box 2759, Sun Valley, ID  83353
            ____________________________________________________________________

      (c).  Citizenship:

            Delaware LLC
            ____________________________________________________________________

      (d).  Title of Class of Securities:


            Common shares, no par value
            ____________________________________________________________________

      (e).  CUSIP Number:


            380724401
            ____________________________________________________________________


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [X] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          678,808
          ______________________________________________________________________

     (b)  Percent of class:

          6.5%
          ______________________________________________________________________

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote               0
                                                        _______________________,


          (ii)  Shared power to vote or to direct the vote       678,808
                                                          _____________________,


          (iii) Sole power to dispose or to direct the                 0
                disposition of                            _____________________,


          (iv)  Shared power to dispose or to direct the         678,808
                disposition of                            _____________________.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         N/A
         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A
         _______________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

         N/A
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

         N/A
         _______________________________________________________________________

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 13, 2006
                                        ----------------------------------------
                                                        (Date)


                                             Sun Valley Gold LLC**

                                             By: /s/ Peter F. Palmedo____
                                                ----------------------------
                                             Name: Peter F. Palmedo
                                             Title: President

**The reporting person hereby disclaims beneficial ownership over the shares reported on this 13G to the extent of its pecuniary interest therein.





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